CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of RidgeWorth Funds and to the use of our report dated January 29, 2016 on the financial statements and financial highlights of Capital Innovations Global Agri, Timber, Infrastructure Fund, a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 5, 2016